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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 5, 1994



                           AMERICAN EXPRESS COMPANY
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            (Exact name of registrant as specified in its charter)



                  New York                   1-7657         13-4922250
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        (State or other jurisdiction     (Commission       (IRS Employer
               of incorporation)         File Number)      Identification)


        American Express Tower, World Financial Center
        New York, New York                                         10285
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        (Address of principal executive offices)               (Zip Code)


        Registrant's telephone number,                      (212) 640-2000
        including area code                                 --------------


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         (Former name or former address, if changed since last report.)


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Item 5.  Other Events

          On October 5, 1994, American Express Company issued the following press release:


NEW YORK, October 5, 1994 -- American Express Company today announced a series of decisions that represent a continuation of a reengineering program launched in 1992 to provide better customer value at significantly lower
costs.   The decisions will change the processes and operating structure that support the Company's U.S. charge card, corporate card and consumer lending businesses. They will also set the stage for new products designed for specific, more targeted customer segments.

The Company will:

- -   Redesign core processes in the U.S. business units of its Travel Related
    Services subsidiary that have the same basic design and technology support, independent of product and geographic location. The processes will support: Cardmember acquisition, service delivery, new product development, customer relationship management, merchant processing, technology, risk management and vendor management. Each of those processes is currently conducted separately for each of the major product and service areas.

- -   Reconfigure its network of regional operating centers, closing three of its facilities in Phoenix, AZ. In addition, Card operations will be moved out of operating centers in Jacksonville and Miami Lakes, FL. Work now conducted in those facilities will be consolidated into regional operating centers in Ft. Lauderdale, FL; Greensboro, NC; and Phoenix. Some of the work presently conducted in these facilities will be reallocated among the centers or outsourced to other companies. Because of the complexity of the initiatives and the need to maintain a high level of customer service, the consolidation of operating centers will be done in phases over the next two years.

    -- The Western Regional Operating Center in Phoenix is scheduled to close by the end of 1995.

    -- The Western Regional Operating Center II and Arboleda, both in Phoenix, are scheduled to close by mid-1996.

    -- Card operations will be moved out of the Optima Regional Operating Center in Jacksonville, FL by mid-year 1996.

    -- Card operations will be moved out of the operating center in Miami Lakes, FL and that facility will close by the second quarter of 1995.

    -- The operating center in Salt Lake City, UT will continue to support the Traveler's Cheque business, house new accounts and an employee service center.

- -   Streamline staff support and headquarters functions throughout American
    Express to eliminate duplicate efforts and reduce expenses. A key part of this effort will be to reorganize staff groups so that they provide services to all American Express units, regardless of subsidiary or geographic location.

The decisions will result in significant staff reductions throughout the Company over the next several years. Actual numbers cannot be determined until the process redesign is completed. If, however, all of the center closings, reallocation of work and reengineering were completed at once, approximately 4,000 people would lose their jobs. Support staff consolidations would eliminate approximately 2,000 additional jobs globally. Because of the time required to implement these changes, normal employee turnover, transfers and business growth, the actual number of people affected will be lower.

Costs related to these initiatives are not expected to have a material impact on current or future earnings. Future savings generated by these actions will be reinvested in the business and help facilitate the achievement of the Company's business and financial objectives.

"The ultimate goal of all of these efforts is to ensure that we can provide the best products and services to our customers, do so at the lowest possible costs, and enhance the American Express brand," said Harvey Golub, chairman and chief executive officer, American Express. "These efforts will build a stronger, more successful organization that will move us closer to achieving our vision of becoming the world's most respected service brand."

Kenneth I. Chenault, president, Travel Related Services - U.S. said, "Over the next few years we will be introducing many new products and taking steps to reduce time-to-market while continually improving customer service. The changes we are announcing today will help achieve significant improvements in our margins in order to fund investments in our franchise that are necessary for the future."


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                                   SIGNATURE


    Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          AMERICAN EXPRESS COMPANY


                                          By:    /s/ Stephen P. Norman
                                                 ---------------------

                                          Name:  Stephen P. Norman
                                          Title: Secretary



Dated:  October 5, 1994
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